EXHIBIT 4

SHAREHOLDER’S AGREEMENT

     SHAREHOLDER’S AGREEMENT, dated as of August 13, 1997, among ISPAT INTERNATIONAL N.V., a company incorporated under the laws of The Netherlands (the “Company”), LNM HOLDINGS S.L., a company incorporated under the laws of the Kingdom of Spain (“LNM Holdings”) and MR. LAKSHMI N. MITTAL (“Mr. Mittal”).

WITNESSETH:

     WHEREAS, Mr. Mittal directly or indirectly owns 100% of the outstanding stock of LNM Holdings;

     WHEREAS, on the date hereof, LNM Holdings holds 26,100,000 Class A Shares, par value NLG 0.01 per share, of the Company (the “Class A Shares”) and all of the outstanding Class B Shares, par value NLG 0.10 per share, of the Company (the “Class B Shares” and, together with the Class A Shares, the “Common Shares”);

     WHEREAS, the Company and LNM Holdings are consummating on the date hereof an underwritten public offering (the “Global Offering”) of Class A Shares; and

     WHEREAS, the Board of Managing Directors of the Company has resolved to enter into this Agreement with LNM Holdings and Mr. Mittal.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

     1. Definitions and References. For purposes of this Agreement, in addition to the definitions set forth above and elsewhere herein, the following terms shall have the following respective meanings:

     “Agreement” means this Shareholder’s Agreement, as it may be amended, restated, modified or supplemented from time to time in accordance with its terms.

     “Board of Directors” means the Board of Managing Directors of the Company.

     “Class B Holder” means Mr. Mittal, LNM Holdings and any other person who acquires Class B Shares.

     “Commission” means the United States Securities and Exchange Commission and any successor agency.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     “Holder” means LNM Holdings and any other person that owns Registrable Securities, including their respective successors and assigns who acquire Registrable Securities, directly or indirectly, from Mr. Mittal or such other person. For purposes of this Agreement, the Company may deem and treat the person registered in the Company’s Shareholder’s register as the holder of a Registrable Security as the Holder and absolute owner thereof, and the Company will not be affected by any notice to the contrary.

     “Minimum Registrable Number” means that number of shares equal to 5% of the outstanding Class A Shares as of the date a request for registration is made pursuant to Section 4, as such number may be adjusted to give effect to any Class A Shares issued or issuable with respect to any shares of Registrable Securities by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization and any other securities issued pursuant to any other pro rata distribution with respect to such Class A Shares.

     “Permitted Transferee” means (i) Mr. Mittal; (ii) his parents, spouse, children (natural or adopted), grandchildren or other issue; (iii) trusts the primary beneficiaries of which are any of the foregoing persons or any charitable organization designated by any of them, which trusts are controlled, directly or indirectly, by any of the persons under clauses (i), (ii) or (v); (iv) corporations, partnerships, limited liability companies and other persons if at least 80% of the economic interest in any such person is owned by any of the persons under clauses (i) and (ii) or any charitable organization designated by any of them; and (v) in the case of any person in clauses (i) and (ii), the heirs, executors, administrators or personal representatives upon the death of such person or upon the incompetency or disability of such person for the purposes of the protection and management of such individual’s assets, provided that for any person to be a Permitted Transferee such person must agree in writing to become a party to, and to be bound by the provisions of this Agreement. For purposes of this definition, unless otherwise specified, the term “person” means and includes natural persons, corporations, partnerships, unincorporated associations, firms, joint ventures, trusts and all other entities.

     “Register,” “registered” and “registration” refers to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

     “Registrable Securities” means (a) the Class A Shares owned by LNM Holdings following the completion of the Global Offering, (b) the Class A Shares issuable upon conversion of the Class B Shares owned by LNM Holdings following the completion of the Global Offering, (c) any Class A Shares acquired by LNM Holdings in the open market at a time when LNM Holdings is deemed to be an Affiliate (as such term is defined under Rule 144 under the Securities Act) of the Company so long as LNM Holdings continues to be deemed an Affiliate of the Company, and (d) any Class A Shares issued or issuable in respect of the Class A Shares or Class B Shares referred to in clauses (a), (b) and (c) above, by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization and any other securities (other than Class B Shares and any new securities (as defined in Section 2 hereof)) issued pursuant to any other pro rata distribution with respect to such Common Shares. As to any particular shares of Registrable Securities that have been issued, such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of under such registration statement, (b) they shall have been distributed to the public pursuant to Rule 144, (c) the Holder of such shares is able to dispose of all of the shares then held by such Holder pursuant to Rule 144, (d) they shall have been otherwise transferred or disposed of, and new certificates therefor not bearing a legend required by Section 3 restricting further transfer shall have been delivered by the Company, and subsequent transfer or disposition of them shall not require their registration or qualification under the Securities Act or any similar state law then in force or qualification under the Securities Act or any similar state law then in force or (e) they shall have ceased to be outstanding.

     “Rule 144” means Rule 144 (or any successor provision) under the Securities Act.

     “Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     “transfer” means transfer, sell, grant, proxy, appoint, assign, devise, distribute, bequeath or pledge.

     2. Transfer of Class B Shares. (a) No Class B Holder may directly or indirectly transfer any of such Class B Holder’s interest in his, her or its Class B Shares (including, without limitation, the power to vote or provide a consent with respect to his, her or its Class B Shares by proxy or otherwise, except for proxies given to any person designated by the Board of Directors who is soliciting proxies on behalf of the Company in connection with a general shareholders’ meeting), and the Company shall not acknowledge, cause to register or instruct the transfer agent for the Class B Shares, if any, to register the transfer of such Class B Shares, except to the Company or to a Permitted Transferee, except to the extent required by applicable law; provided, however, such restrictions on transfer shall not apply to a merger or consolidation of the Company with or into another corporation, whether or not the Company is the surviving corporation, but shall apply to the securities issued (the “new securities”) in such merger or consolidation to the extent such new securities have disparate voting rights from the securities issued to the holders of the Class A Shares in such merger, consolidation or business combination and all references to Class B Shares herein shall thereafter refer to the new securities, together with any remaining Class B Shares.

     Any purported transfer of Class B Shares not permitted under this Agreement shall be deemed null and void. In addition, any time a record or beneficial holder of Class B Shares ceases to be a Permitted Transferee, such holder (i) will not be entitled to exercise the voting rights attached to such Class B Shares and (ii) will notify the Board of Directors that it is no longer a Permitted Transferee, which notification shall be deemed to be a request to convert such Class B Shares into Class A Shares.

     (b) Notwithstanding anything to the contrary set forth herein,

     (i) if at any time a holder of Class B Shares enters into an agreement to transfer to a person that is not a Permitted Transferee (a “Non-Permitted Transferee”) a number of Class A Shares equivalent to that which would result from the conversion of all or a portion of such holder’s Class B Shares and thereafter such conversion of the Class B Shares into Class A Shares is opposed by creditors of the Company in accordance with applicable Dutch law, which opposition has not been finally determined within six months after the commencement thereof, such holder shall be free to transfer its Class B Shares to such Non-Permitted Transferee; provided that such Non-Permitted Transferee must agree in writing to become a party to, and to be bound by the provisions of this Agreement; and

     (ii) any Class B Holder may pledge such Class B Holder’s Class B Shares to a financial institution pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee; provided that such shares shall remain subject to the transfer restrictions of this Section 2, and may not be transferred to, or voted by, the pledgee, except such shares may be transferred as otherwise permitted by the provisions of this Section 2; and provided further that in the event of foreclosure or other similar action by the pledgee, such pledged Class B Shares may only be transferred to a Permitted Transferee or converted into Class A Shares in accordance with applicable Dutch law, as the pledgee may elect.

     3. Restrictive Legends. (a) Each share certificate issued by the Company representing Registrable Securities shall, except as otherwise provided in this Section 3, be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES EVIDENCED BY THIS SHARE CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS SUCH TRANSFER IS MADE IN CONNECTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH ACT DOES NOT APPLY.

A share certificate shall not bear such legend if in the opinion of counsel satisfactory to the Company (it being agreed that Shearman & Sterling shall be satisfactory counsel) the securities being sold thereby may be publicly sold without registration in the United States under the Securities Act.

     (b) Each share certificate evidencing Class B Shares shall bear the following legend:

THE SECURITIES EVIDENCED BY THIS SHARE CERTIFICATE ARE SUBJECT TO, AND TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF THE SHAREHOLDER’S AGREEMENT, DATED AS OF AUGUST 13, 1997, AMONG ISPAT INTERNATIONAL N.V., LNM HOLDINGS S.L. AND MR. LAKSHMI N. MITTAL. ANY PURPORTED TRANSFER OF THESE SECURITIES NOT PERMITTED UNDER THIS AGREEMENT SHALL BE DEEMED NULL AND VOID. A COPY OF THIS AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF ISPAT INTERNATIONAL N.V. AT ROTTERDAM BUILDING, AERT VAN NESSTRAAT 45, 3012 CA ROTTERDAM, THE NETHERLANDS AND AT THE OFFICES OF THE NEW YORK TRANSFER AGENT AND REGISTRAR AND THE DUTCH TRANSFER AGENT AND REGISTRAR.

All share certificates evidencing Class B Shares hereafter issued by the Company to a Permitted Transferee shall bear the legend set forth above. Upon termination of this Agreement and surrender to the Company for such purpose of any share certificates bearing the legend set forth above, the Company shall reissue such share certificates to the owner thereof without such legend.

     4. Request for Registration. (a) At any time 180 days after the date of this Agreement, any or all of the Holders (the “Initiating Holders”) may request in a written notice that the Company file a registration statement under the Securities Act (or a similar document pursuant to any other statute then in effect corresponding to the Securities Act) covering the registration of any or all Registrable Securities held by such Initiating Holders in the manner specified in such notice (a “Demand Registration”), provided that there must be included in such registration at least the Minimum Registrable Number of shares of Registrable Securities. Following receipt of any notice under this Section 4, the Company shall (i) within twenty (20) days notify all other Holders of such request in writing and (ii) use its reasonable efforts to cause to be registered under the Securities Act all Registrable Securities that the Initiating Holders and such other Holders have, within ten (10) days after the Company has given such notice, requested be registered in accordance with the manner of disposition specified in such notice by the Initiating Holders.

     (b) If the Initiating Holders intend to have the Registrable Securities distributed by means of an underwritten offering, the Company shall include such information in the written notice referred to in clause (i) of Section 4(a) above. In such event, the right of any Holder to include its Registrable Securities in such Demand Registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided below. All Holders proposing to distribute Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form (including, without limitation, customary indemnities) with the underwriter or underwriters. Such underwriter or underwriters shall be selected by a majority in interest of the Initiating Holders and shall be approved by the Company, which approval shall not be unreasonably withheld, provided (i) that all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Holders of Registrable Securities, (ii) that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement shall be conditions precedent to the obligations of such Holders of Registrable Securities, and (iii) that no Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, the Registrable Securities of such Holder and such Holder’s intended method of distribution and any other representations required by law or reasonably required by the underwriter or underwriters. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such Holder may elect to withdraw all of its Registrable Securities from such underwriting by written notice to the Company. The securities so withdrawn shall be withdrawn from registration.

     (c) Notwithstanding any provision of this Agreement to the contrary,

     (i) the Company shall not be required to effect a Demand Registration pursuant to this Section 4 during the period starting with the date of filing by the Company of, and ending on a date ninety (90) days following the effective date of, a registration statement pertaining to a public offering of securities for the account of the Company; provided that the Company shall actively employ in good faith all reasonable efforts to cause such registration statement to become effective as soon as practical thereafter; and

     (ii) if the Company shall furnish to such Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith opinion of the Board of Directors such registration would interfere with any material transaction then being pursued by the Company, then the Company’s obligation to use its reasonable efforts to file a registration statement shall be deferred for a period not to exceed ninety (90) days.

     (d) The Company shall not be obligated to effect and pay for more than a total of five (5) Demand Registrations pursuant to Section 4 and Section 6; provided that a Demand Registration requested pursuant to Section 4 or Section 6 shall not be deemed to have been effected for purposes of this Section 4(d) unless (i) it has been declared effective by the Commission, (ii) it has remained effective for the period set forth in Section 7(a), (iii) Holders of Registrable Securities included in such registration have not withdrawn sufficient shares from such registration such that the remaining Holders requesting registration would not have been able to request registration under the provisions of Section 4 or Section 6, and (iv) the offering of Registrable Securities pursuant to such registration is not subject to any stop order, injunction or other order or requirement of the Commission (other than any such stop order, injunction, or other requirement of the Commission prompted by any act or omission of Holders of Registrable Securities).

     (e) The Company agrees not to effect any public or private sale, distribution or purchase of any of its equity securities which are the same as or similar to, or convertible into or exchangeable or exercisable for, Class A Shares of the Company during the fifteen (15) day period prior to, and the thirty (30) day period beginning on, the effective date of any registration statement filed pursuant to a Demand Registration, unless the Holders exercising such Demand Registration shall have given their consent, which consent shall not be unreasonably withheld. The foregoing sentence shall not apply to: (x) any Class A Shares issued by the Company upon the exercise of an option or the conversion of a security outstanding on the filing date of any registration statement and (y) any Class A Shares issued or options to purchase Class A Shares granted pursuant to employee benefit or bonus plans of the Company.

     5. Incidental Registration. (a) Subject to Section 10, if at any time 180 days after the date of this Agreement the Company proposes to file a registration statement under the Securities Act (other than a registration statement on a Form F-4 or Form S-8 filed in connection with an exchange offer or an offering of securities solely to the Company’s existing stockholders) on any form that would also permit the registration of the Registrable Securities and such filing is to be on the Company’s behalf and/or on behalf of selling holders of its securities for the general registration of its Class A Shares to be sold for cash, the Company shall each such time promptly give each Holder written notice of such proposal setting forth the date on which the Company proposes to file such registration statement, which date shall be no earlier than thirty (30) days from the date of such notice, and advising each Holder of its right to have Registrable Securities included in such registration. Upon the written request of any Holder received by the Company no later than twenty (20) days after the date of the Company’s notice, the Company shall use its reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has so requested to be registered (a “Piggyback Registration”).

     (b) Notwithstanding anything contained in this Section 5, if, in the written opinion of the managing underwriter (or, in the case of a non-underwritten offering, in the written opinion of the Company), the total amount of such securities to be so registered, including such Registrable Securities, will exceed the maximum amount of the Company’s securities which can be marketed (a) at a price reasonably related to the then current market value of such securities, or (b) without otherwise materially and adversely affecting the entire offering, then the Company shall be entitled to reduce the number of shares of Registrable Securities in such offering. Such reduction shall be allocated among all such Holders in proportion (as nearly as practicable) to the amount of Registrable Securities owned by each Holder at the time of filing the registration statement. If any Holder of Registrable Securities disapproves of such reduction, such Holder may elect to withdraw all of its Registrable Securities from such offering by written notice to the Company.

     (c) If, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to each Holder that has requested to register Registrable Securities and thereupon the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay expenses in connection therewith to the extent provided in Section 9), without prejudice, however, to the rights of any one or more Holders to request such registration be effected as a registration under Section 4.

     6. Registration on Form F-3. If at any time (a) any Holder of Registrable Securities requests in writing that the Company file a registration statement on Form F-3 or any successor thereto for a public offering (including a public offering pursuant to Rule 415 of the Securities Act) of all or any portion of the shares of Registrable Securities held by such requesting Holder, the reasonably anticipated aggregate price to the public of which (on the basis of (x) the average of the closing sale prices for a Class A Share on the New York Stock Exchange for the ten consecutive trading days ending on the trading day prior to the date of such request times (y) the number of Class A Shares to be offered by such Holder of Registrable Securities) would exceed two (2) million, and (b) the Company is a registrant entitled to use Form F-3, or any successor thereto to register such shares, then the Company shall use its reasonable efforts to register under the Securities Act on Form F-3 or any successor thereto, for public sale in accordance with the method of disposition specified in such request, the number of shares of Registrable Securities specified in such request; provided, however, that (i) if the Company shall reasonably determine, after consultation with an independent investment banking firm, that such method of distribution would adversely affect the public market for the Class A Shares, then the Company shall not be obligated to effect the registration pursuant to such method of distribution, and (ii) during the term of any registration pursuant to Rule 415 of the Securities Act, the Company may require from time to time that the Holders refrain from selling pursuant to such registration statement under the circumstances, in the manner and for the time period described in Section 4(c)(ii). Whenever the Company is required by this Section 6 to use its reasonable efforts to effect the registration of Registrable Securities, each of the procedures and requirements of Section 4(b) and (c) (including but not limited to (i) the requirement that the Company notify all Holders of Registrable Securities from whom a request has not been received and provide them with the opportunity to participate in the offering and (ii) the limitation on the total number of registrations that the Company is obligated to effect pursuant to Section 4 and Section 6) shall apply to such registration.

     7. Obligations of the Company. Whenever required under Section 4, Section 5 or Section 6 to use its reasonable efforts to effect the registration of any Registrable Securities, the Company shall, as expeditiously as possible:

     (a) prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby, determined as provided hereafter;

     (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement;

     (c) furnish to the Holders such numbers of copies of the registration statement and the prospectus included therein (including each preliminary prospectus and any amendments or supplements thereto in conformity with the requirements of the Securities Act) and such other documents and information as they may reasonably request;

     (d) use its reasonable efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdiction within the United States and its possessions and territories as shall be reasonably appropriate for the distribution of the Registrable Securities covered by the registration statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (d) be obligated to do so; and provided further that the Company shall not be required to qualify such Registrable Securities in any jurisdiction in which the securities regulatory authority requires that any Holder submit any shares of its Registrable Securities to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Securities in such jurisdiction unless such Holder agrees to do so;

     (e) promptly notify each Holder for whom such Registrable Securities is covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

     (f) furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to Section 4, Section 5 or Section 6, if the method of distribution is by means of an underwriting, on the date that the shares of Registrable Securities are delivered to the underwriters for sale pursuant to such registration, or if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such shares of Registrable Securities becomes effective, (i) a signed opinion, dated as of such date, of the independent legal counsel representing the Company for the purpose of such registration, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the Holders making such request, as to such matters as such underwriters or the Holders holding a majority of the Registrable Securities included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction; and (ii) letters dated such date and the date the offering is completed from the independent certified public accountants of the Company, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the Holders making such request and, if such accountants refuse to deliver such letters to such Holders, then to the Company (A) stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (B) covering such other financial matters (including information as to the period ending not more than five (5) business days prior to the date of such letters) with respect to the registration in respect of which such letter is being given as such underwriters or the Holders holding a majority of the Registrable Securities included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction;

     (g) enter into customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement in customary form) containing customary indemnities and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities to be so included in the registration statement;

     (h) otherwise use its reasonable efforts to comply with all applicable rules and regulations of the Commission; and

     (i) use its reasonable efforts to list the Registrable Securities covered by such registration statement with any securities exchange on which the Class A Shares of the Company are then listed.

For purposes of Section 7(a) and (b), the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby and six (6) months after the effective date thereof.

     8. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

     9. Expenses of Registration. All expenses incurred in connection with each registration pursuant to Section 4, Section 5 and Section 6 of this Agreement, excluding underwriters’ discounts and commissions, but including without limitation all registration, filing and qualification fees, word-processing, duplicating, printers’ and accounting fees (including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance), fees of the National Association of Securities Dealers, Inc. or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws and fees and disbursements of counsel for the Company, shall be paid by the Company; provided, however, that if a registration request pursuant to Section 4 of this Agreement is subsequently withdrawn at the request of the Holders of a number of shares of Registrable Securities such that the remaining Holders requesting registration would not have been able to request registration under the provisions of Section 4 of this Agreement, such withdrawing Holders shall bear such expenses unless such withdrawing Holders shall forfeit their right to one requested registration pursuant to Section 4 of this Agreement; and provided further that if a registration request pursuant to Section 6 of this Agreement is subsequently withdrawn at the request of the Holders of a number of shares of Registrable Securities such that the remaining Holders requesting registration would not have been able to request registration under Section 6 of this Agreement, the Company shall not be required to pay any expenses of such registration proceeding, and such withdrawing Holders shall bear such expenses. The Holders shall bear and pay the underwriting commissions and discounts applicable to securities offered for their account in connection with any registrations, sales, filings and qualifications made pursuant to this Agreement.

     10. Underwriting Requirements. In connection with any underwritten offering, the Company shall not be required under Section 5 to include shares of Registrable Securities in such underwritten offering unless the Holders of such shares of Registrable Securities accept the terms of the underwriting of such offering that have been reasonably agreed upon between the Company and the underwriters selected by the Company (including any indemnification and contribution obligations imposed on the Holders).

     11. Rule 144 Information. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

     (a) make and keep public information available, as those terms are understood and defined in Rule 144;

     (b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

     (c) furnish to each Holder of Registrable Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or periodic report of the Company, and such other reports and documents so filed by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any Registrable Securities without registration.

     12. Indemnification. In the event any Registrable Securities are included in a registration statement under this Agreement:

     (a) The Company shall indemnify and hold harmless each Holder, such Holder’s directors and officers, each person who participates in the offering of such Registrable Securities, including underwriters (as defined in the Securities Act), and each person, if any, who controls such Holder or participating person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Holder, such Holder’s directors and officers, such participating person or controlling person for any legal or other expenses reasonably incurred by them (but not in excess of expenses incurred in respect of one counsel (and any local counsel) for all of them unless there is an actual conflict of interest between any indemnified parties, which indemnified parties may be represented by separate counsel) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 12(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); provided further that the Company shall not be liable to any Holder, such

Holder’s directors and officers, participating person or controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, such Holder’s directors and officers, participating person or controlling person. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder, such Holder’s directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such Holder.

     (b) Each Holder requesting or joining in a registration severally and not jointly shall indemnify and hold harmless the Company, each of its directors and officers, each person, if any, who controls the Company within the meaning of the Securities Act, and each agent and any underwriter for the Company (within the meaning of the Securities Act) against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director, officer, controlling person, agent or underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration; and each such Holder shall reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, agent or underwriter (but not in excess of expenses incurred in respect of one counsel (and any local counsel) for all of them unless there is an actual conflict of interest between any indemnified parties, which indemnified parties may be represented by separate counsel) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 12(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld), and provided further that the liability of each Holder hereunder shall be limited to the net proceeds received by such Holder from the sale of Registrable Securities covered by such registration statement.

     (c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with all fees and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party. The failure to notify an indemnifying party promptly of the commencement of any such action, if and to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section.

     (d) To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

     The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 12(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     13. Lockup. Each Holder shall, in connection with any registration of the Company’s securities, upon the request of the Company or the underwriters managing any underwritten offering of the Company’s securities, agree in writing not to effect any sale, disposition or distribution of any Registrable Securities (other than that included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time, not to exceed one hundred and eighty (180) days from the effective date of such registration, as the Company or the underwriters may specify.

     14. Additional Agreements. Each of LNM Holdings, Mr. Mittal and any Permitted Transferee agree that it will not permit or cause the Company to issue any additional Class B Shares other than to LNM Holdings, Mr. Mittal or any Permitted Transferee. Any additional Class B Shares issued by the Company will be subject to the terms of this Agreement.

     15. Successors and Assigns. Except as otherwise expressly provided herein and subject to Section 13, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto (which, in the case of any transfers of Class B Shares, shall be solely Permitted Transferees except to the extent provided in Section 2(b)(i)), provided that such successor or assigns agree in writing to become a party to, and to be bound by the provisions of, this Agreement. Except as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     18. Titles. The titles of the Sections of this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     19. Notices. Any notice required or permitted under this Agreement shall be in writing and shall be delivered in person or mailed by certified or registered mail, return receipt requested, directed to (a) the Company at the address set forth below its signature hereof, (b) LNM Holdings at the address set forth below its signature hereof, (c) Dunmurray at the address set forth below its signature hereof, (d) Mr. Mittal at the address set forth below his signature or (e) to a Holder at the address therefor as set forth in the Company’s records or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others. The giving of any notice required hereunder may be waived in writing by the parties hereto. Every notice or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, or on the date actually received, if sent by mail or telex, with receipt acknowledged.

     20. Amendments and Waivers. Any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities then outstanding, provided that, Sections 2 , 3, 14 and 20 of this Agreement may not be amended or waived, other than for manifest error, except with the prior approval of a majority of the holders (other than LNM Holdings, Mr. Mittal and any Permitted Transferees) of the Class A Shares at a general shareholders’ meeting. Any amendment or waiver effected in accordance with this Section 20 shall be binding upon each Holder of any securities subject to this Agreement at the time outstanding (including securities into which such securities are convertible), each future Holder and all such securities, and the Company.

     21. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

     22. Entire Agreement. All prior agreements of the parties concerning the subject matter of this Agreement are expressly superseded by this Agreement. This Agreement contains the entire Agreement of the parties concerning the subject matter hereof. Any oral representations or modifications of this Agreement shall be of no effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ISPAT INTERNATIONAL N.V.
By:	/s/ Johannes Sittard
	Name:	Dr. Johannes Sittard
	Title:	Chief Operating Officer

By:	/s/ B.C. Agarwal

Name: Mr. B.C. Agarwal
Title: Chief Financial Officer
Rotterdam Building Aert van Nesstraat 45 3012 CA Rotterdam The Netherlands

LNM HOLDINGS S.L.
By:	/s/ Lakshmi N. Mittal
	Name:	Mr. Lakshmi N. Mittal
	Title:	Director
Las Palmas de Gran Canaria Avenida Alcalde Ramirez Bethencourt 6 Edificio Atlantico Barcelona, Espana

By:	/s/ Lakshmi N. Mittal
MR. LAKSHMI N. MITTAL
The Summer Palace 46 The Bishops Avenue London N2 OAJ